Question 7.c)
-------------
Addendum to Question 7.c on Form N-SAR

List the name of each series or portfolio and give a consecutive number to each series or portfolio in excess of the 90 consecutive series or portfolio permitted by the form.

								 Is this the
Series								last filing
Number		Series Name					For this series?
								(Y or N)

110 		CMG Mauldin Solutions Core Fund          	    N
111 		Toews Unconstrained Income Fund           	    N
122 		CMG Tactical Bond Fund                   	    N
138 		Toews Tactical Defensive Alpha Fund           	    N
139 		CMG Tactical All Asset Strategy Fund                N

* Please refer to the Semi Annual Report to Shareholders to be filed on Form N-CSR for additional information concerning the Fund.